EXHIBIT 10.14

May 13, 2004

USA Payments

USA Payment Systems

Infonox on the Web

Re:	Letter Agreement Relating to Technology

WHEREAS, this letter agreement (“Letter Agreement”) will serve to confirm certain understandings between and among Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”), on the one hand, and each of USA Payments, a Nevada corporation (“USA Payments”), USA Payment Systems, a Nevada corporation (“USA Payment Systems”), and Infonox on the Web, a California corporation (“Infonox”), on the other hand, with reference to the following agreements: (i) the Patent License Agreement effective as of March 10, 2004, between USA Payments and GCA (the “Patent License”), (ii) the Amended and Restated Agreement for Electronic Payment Processing effective as of March 10, 2004, between and among USA Payments, USA Payment Systems and GCA (the “Processing Agreement”), (iii) the Professional Services Agreement effective as of March 10, 2004, between Infonox and GCA (the “Hosting and Services Agreement”), and (iv) the Software License Agreement effective as of March 10, 2004, between Infonox and GCA (the “Software License,” and collectively with the Patent License, Processing Agreement and Hosting and Services Agreement, the “Agreements”);

WHEREAS, pursuant to the Securities Purchase and Exchange Agreement (the “Purchase and Exchange Agreement”), of even date herewith, by and among GCA Holdings, L.L.C., a Delaware limited liability company, M&C International, a Nevada corporation (“M&C”), Karim Maskatiya (“KM”) and Robert Cucinotta (“RC”), and the purchasers named therein (the “Purchasers”), as amended, the execution of this Letter Agreement is a condition precedent to the obligations of the Purchasers under the Purchase and Exchange Agreement, and is a material inducement to the Purchasers to consummate the transactions contemplated by the Purchase and Exchange Agreement;

WHEREAS, the principals of M&C are the owners of a controlling interest in each of Infonox and USA Payments, and a 50% interest in USA Payment Systems;

WHEREAS, KM and RC are the grantors under the Karim Maskatiya 2001 Irrevocable Reversionary Trust U/T/D November 30, 2001, and the Robert P. Cucinotta 2001 Irrevocable Reversionary Trust U/T/D November 30, 2001 respectively, which trusts are the owners of approximately 99% of the issued and outstanding shares of M&C, and KM and RC are also the founders of GCA, Infonox, USA Payments, and USA Payment Systems;

WHEREAS, as a result of the consummation of the transactions described in the Purchase and Exchange Agreement, each of M&C, KM and RC will receive substantial consideration;

WHEREAS, the parties hereto intend to conform the Patent License, Software License, Processing Agreement, and Hosting and Services Agreement to terms and conditions that are typical of comparable agreements in the trade;

WHEREAS, the parties hereto intend that GCA shall have the ability, to the extent it is within the control of any party hereto, to continue to profitably conduct its business both as it exists now and may exist in the future under reasonably foreseeable circumstances (the “Business”);

WHEREAS, the parties confirm that the agreements described herein reflect the original general intent of GCA, Infonox, USA Payments and USA Payment Systems; and

WHEREAS, nothing in this Letter Agreement is intended to cause Infonox, USA Payments, or USA Payment Systems to incur unreimbursed expenses or engage in uncompensated services, to decrease or terminate any revenue streams provided for in the Agreements that GCA has agreed to pay, or cause Infonox, USA Payments or USA Payment Systems to incur or suffer additional liabilities or obligations other than as expressly set forth herein.

THEREFORE, the parties hereto make the following agreements. The terms and conditions of this Letter Agreement shall take precedence over and amend any contrary or inconsistent terms and conditions contained in any of the Agreements. Terms used herein with initial capital letters shall have the meanings stated herein, or if not defined herein, then the meaning set forth in the applicable Agreement.

1)	In the event that Infonox, USA Payments or USA Payment Systems is required under this Letter Agreement to perform any services or to incur any out of pocket expense which services or expense would not otherwise be required under the express terms of the Agreements as in effect prior to the date of this Letter Agreement, GCA agrees that it shall promptly pay such party(ies) their reasonable and customary hourly rates for such services upon presentment of a reasonably detailed invoice describing the services performed and the time spent for each task, and shall promptly reimburse such party(ies) for such out of pocket expenses actually incurred plus 10% upon presentment of an invoice including supporting documentation therefore.

2)

In the case of any event described under Section 7(c) of the Software License (source code release), GCA shall have rights specified in Paragraph 4 to the released Infonox Source Code and associated Infonox Technology for any of GCA’s internal purposes as reasonably necessary for the continued operation of the Business (including use by GCA’s contractors). Infonox agrees that it shall provide reasonable assistance to GCA or its contractors to permit use and modification of such Infonox Source Code and Infonox Technology for the purpose of enabling GCA or its contractors to provide services reasonably required by GCA to operate its Business. Such escrowed Infonox Source Code shall be updated no less than every 6 months unless there is no active development during such 6 month period. Infonox further agrees that it shall provide to GCA as soon as possible after the date of this Letter Agreement electronic copies of all GCA Work Product, including without limitation source code and related programmer documentation, make files, header files, and other associated programmer materials that is included within GCA Work Product, and Infonox shall supplement the foregoing at least every 6 months hereafter unless there is no active development during such 6 month period. The foregoing covenants shall expire 10 years from the Effective Time. It is further agreed that references in Section 7 of the Software License to “Section 8” and “Section 9” were intended to read and are hereby amended to read “Section 7” and “Section 8” respectively.

3)

In the event that GCA requires different or additional services or service levels that are reasonably necessary for the operation of the Business relating to the implementation, hosting, operation, monitoring, maintenance, enhancement, modification or support of Infonox Technology including the Active Payment Platform and GCA’s instantiation and customization thereof (such requirements may include, by way of example only, additional bandwidth or other capacity requirements, throughput guarantees, processing volume, regulatory changes, customer requirements, or interoperability with other GCA information systems, in any case now or in the future), GCA shall present to Infonox such requirements in the form of a request for proposal (“RFP”). Infonox shall have the right to promptly respond in writing to such RFP by providing one or more proposed Project Assignments including pricing and service levels that meet GCA’s requirements. Nothing herein will prohibit GCA from soliciting third party contractor proposals for such services, provided that if such third party contractor will require access or a license to software owned by Infonox in order to perform such services, GCA shall not accept any such third party proposal unless and until Infonox has had an opportunity to agree to provide such services under substantially identical terms and conditions as offered by such third party contractor, and Infonox has either refused or failed within twenty (20) business days to accept such agreement, and in such event GCA shall be permitted to grant a sublicense to Infonox Technology to such contractor, and Infonox shall provide such third party with all reasonably necessary access to and assistance with Infonox software solely for the purpose of enabling such third party to perform such services for GCA. Infonox may satisfy the foregoing obligation by providing such third party with API specifications and related documentation, without access to any Infonox Source Code (as defined in the Software License), if such API and documentation provides such third party with the functionality and performance that it would otherwise desire to achieve by accessing Infonox Source Code. If, however, notwithstanding the foregoing, such third party requires access to any Infonox Source Code that is not otherwise generally made available to third party Infonox developers, then Infonox shall have the right to approve the third party providing such services (such approval not to be unreasonably withheld or delayed) and further subject to the following procedures and preconditions: (i) if requested by Infonox, such third party shall in lieu of being granted access to such Infonox Source Code, instead subcontract to Infonox any work requiring access to such Infonox Source Code, upon substantially the same pricing, terms and conditions as such third party has agreed to provide such services to GCA; (ii) or, if Infonox has not requested or is not willing to agree to such a subcontract, GCA must demonstrate that without access to such portions of Infonox Source Code, the Business as then conducted would be likely to be materially adversely affected; (iii) in any event where Infonox provides access to any such portions of Infonox Source Code, such third party shall enter into license and confidentiality agreements with Infonox that prohibit any use of the Infonox Source Code for any purpose other than to provide services to GCA, which agreements may also contain other terms and conditions that are reasonable and customary for licenses of source code to third party service providers. For the sake of clarity, nothing in the foregoing Paragraph 3 shall permit GCA to terminate any Project Assignment. The foregoing covenants shall expire 10 years from the Effective Time.

4)	In order to provide GCA with the ability to exercise the rights set forth in Paragraphs 2 and 3, Infonox hereby unconditionally and irrevocably grants to GCA a non-exclusive, irrevocable, worldwide, transferable, fully paid and royalty-free license (with rights to sublicense to a third party service provider solely to permit such provider to perform services for GCA) under all intellectual property rights owned or under Infonox’s control, to make, use, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, Infonox Technology including Infonox’s Active Payment Platform and any instantiation thereof created for GCA, and all related software developed and owned by Infonox necessary for the operation of the Active Payment Platform for GCA. GCA covenants that it will use the foregoing license solely for its own internal use in providing cash access services to patrons of gaming establishments (including use on or to support cash access machines and customer terminals used by GCA’s customers and their patrons) only as necessary to permit GCA to exercise its rights under Paragraphs 2 or 3 above, as applicable, on its own or a third party’s hardware and operating platforms. The foregoing license shall expire upon ten (10) years after the Effective Time.

5)	Provided that GCA has not committed any uncured material breach of any material term of the Software License at any time during the term thereof, upon the expiration of the initial ten (10) year term thereof (or, in the event of Infonox’s uncured material breach of either the Software License or Hosting and Services Agreement):

(a)	GCA shall have a non-exclusive, fully paid-up, royalty-free, irrevocable, worldwide right and license to make, use, reproduce, display, perform and distribute the Client Base and Server-Side Base, in object code only, and the ActiveVerifier, solely as part of the instantiation of the Active Payment Platform developed, hosted and/or operated by Infonox, GCA or any third party for GCA in the Licensed Field, in each case only to the extent that the Client Base, Server-Side Base or ActiveVerifier are utilized in such instantiation of the Active Payment Platform at the time that this license becomes effective; and

(b)	GCA shall have the right to sublicense its rights under the foregoing to any Affiliate, to any customer of GCA, or to any customer of any Affiliate of GCA, and/or to any service provider that is engaged in development for, hosting of, or maintenance and operation of the Client Base, Service-Side Base and/or Active Verifier solely for GCA’s benefit or for the benefit of any Affiliate, to any customer of GCA, or to any customer of any Affiliate of GCA, in each case solely in connection with the Licensed Field.

6)	In the event that (i) either or both of USA Payments or USA Payment Systems materially breaches and fails to timely cure any of its or their respective obligations under the Processing Agreement, (ii) USA Payments or USA Payment Systems terminates or purports to terminate such Processing Agreement for any reason other than a termination due to GCA’s uncured and material breach of such Processing Agreement, (iii) USA Payments or USA Payment Systems permanently or temporarily ceases to operate its business in the ordinary course or becomes insolvent, then in the case of any of the foregoing events USA Payments and USA Payment Systems each shall provide reasonable assistance to enable GCA to obtain and use replacement services comparable to the services provided under the Processing Agreement. The foregoing covenants shall expire 10 years from the Effective Time.

7)	USA Payments and USA Payment Systems agree that upon GCA’s request, they shall provide services under the Processing Agreement (or under another agreement containing like terms, conditions and pricing) as necessary to process the additional transaction volume that may be required by the growth of GCA’s Business in the future. The foregoing covenant shall expire 10 years from the Effective Time.

8)	All continuations, divisional, continuations-in-part, reexaminations, and reissues of any Licensed Patent, and foreign counterparts of any of the foregoing or any Licensed Patents, shall be deemed part of and included as one and the same “Licensed Patent”. Each of USA Payments, USA Payment Systems and Infonox represents to GCA that none of them owns any issued patent or any patent application pending or contemplated, the claims of which (or, in the case of an application, the applied-for claims of which) would be infringed upon by any product, service or activity of GCA or customers of GCA operating terminals, equipment or services provided by GCA, as the Business is currently conducted (including currently pending research and development).

9)	Unless earlier terminated pursuant to the termination rights set forth therein, the term of the Patent License agreement shall extend until the last to expire of the Licensed Patents; provided, however, that ten (10) years after the Effective Time, such Patent License shall be non-exclusive.

10)	From and after the Effective Time, nothing in any of the Agreements shall operate to assign or require GCA to assign to Infonox, USA Payments, or USA Payment Services any intellectual property rights and embodiments thereof developed by GCA, or for GCA by a third party, regardless of whether such rights and embodiments are based upon any Infonox, USA Payments, or USA Payment Services works. Ownership of intellectual property rights and embodiments thereof developed by GCA or a third party for GCA shall be determined in accordance with applicable patent and copyright laws without regard to the Agreements.

11)	USA Payments hereby consents to GCA’s sublicense of rights under the Patent License to any owner or operator of cash access equipment (including but not limited to automated teller machines) that enables gaming establishment patrons to consummate “quasi-cash” transactions whereby credit cards and debit cards are used to purchase instruments that can be negotiated for cash.

12)	GCA shall not in any event be liable for any payment, reimbursement or other obligation with respect to actions brought against alleged third party infringers of the Licensed Patents under Section 4.2 of the Patent License, except in connection with a lawsuit initiated by GCA. GCA shall have the sole and exclusive right to initiate any lawsuit (or to decline to initiate such a lawsuit) against a third party for infringement under claims of any Licensed Patent within the Licensed Field.

13)	Infonox agrees that the terms “Infonox Technology” and “Active Payment Platform” under the Hosting and Services Agreement, and the terms “Client Base”, “Server Side Base” and “Active Verifier” under the Software License shall exclude any source code, libraries, executable or other software or programmer materials, the object or executable form of which is provided for use by GCA pursuant to the Software License and the Hosting and Services Agreement and which is not generally made available to Infonox’s other customers (and all such excluded source code, libraries, executable or other software or programmer materials shall be deemed “GCA Work Product”).

14)	The termination or expiration of any of the Software License, Processing Agreement, and/or Hosting and Services Agreement shall not, regardless of the reason for termination or expiration, terminate or give rise to any right of termination under any other such Software License, Processing Agreement, Hosting and Services Agreement or the Patent License.

15)	For purposes of this Letter Agreement, GCA shall mean and include GCA, its subsidiaries at any tier, and its directly or indirectly owned or controlled affiliates. This Letter Agreement and all rights herein shall be assignable to any successor to all or substantially all of the Business to which the Agreements relate.

Each of the foregoing numbered covenants, licenses, terms, and conditions, and each of the foregoing agreements, are independent of all other covenants, licenses, terms, conditions and agreements, and the failure or breach thereof shall not affect any other covenant, license, term, condition or agreement between the parties thereto. Except as expressly provided herein, the foregoing shall survive any termination of the underlying Patent License, Processing Agreement, Software License, or Hosting and Services Agreement as applicable.

The representatives signing this Letter Agreement below represent that they have the power and authority to bind the entities on whose behalf they are acting, and that upon execution by all parties below, this Letter Agreement shall immediately be binding, valid, effective and enforceable in accordance with its terms.

ACCEPTED AND AGREED:

GLOBAL CASH ACCESS, L.L.C.

By:	/s/ Kirk Sanford

Its:	President

Date:	May 13, 2004

USA PAYMENTS

By:	/s/ Karim Maskatiya

Its:	CEO

Date:	May 13, 2004

USA PAYMENT SYSTEMS

By:	/s/ Robert Cucinotta

Its:	President

Date:	May 13, 2004

INFONOX ON THE WEB

By:	/s/ Safwan Shah

Its:	President

Date:	May 13, 2004

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